Exhibit 99.1

CUI Global Enters Into Non-Binding Letter of Intent to Acquire Four Companies

-Transformational Transaction to Create Diversified Energy Services Company-

-Pro Forma CUI Global to be Led by former Quanta Services CEO Jim O’Neil-

TUALATIN, Ore., May 15, 2019 -- CUI Global, Inc. (NASDAQ: CUI) (“the Company”), today announced the execution of a non-binding Letter of Intent to acquire 100% of the outstanding stock of four privately-held companies for consideration consisting of cash, seller debt, and CUI Global equity.

Description of Pro Forma CUI

The combination of CUI Global (“Pro Forma CUI”) as the public company platform with four privately-held companies will create a diversified energy services company addressing an estimated $184 billion in annual spend1 in the U.S. mid-stream/mid-and down-stream sector of the oil and gas industry. The senior management team of Pro Forma CUI will consist of seasoned industry leaders, including new CEO and Vice-Chairman, Jim O’Neil; President and General Counsel, Bill Clough; Rusty Brown, former Executive VP of Corporate Development for Shaw Group, and others to be named later.

Management Commentary

“This proposed transaction will immediately transform CUI Global into a much larger company with annual revenues of approximately $350 million and EBITDA of approximately $43 million on a pro forma basis for 2019, and that is committed to a near-term acquisition strategy designed to continue to grow EBITDA to approximately $180 million within 18-months after closing,” said William J. Clough, president and CEO of CUI Global. “Having established a presence for CUI Global in the U.S. energy market at our Orbital facility in Houston, we are thrilled to present our shareholders with an opportunity to enhance the company’s valuation in the future. With Jim O’Neil at the helm, executing his vision for a transformed CUI Global and leveraging his extensive experience as an integrated infrastructure solutions provider for the electric power, oil & gas and telecommunication industries, the new CUI Global will be positioned to chart a path of long-term value creation for our shareholders.”

Proposed Transaction Highlights

The Terms of the Letter of Intent contemplate a total consideration for the transaction consisting of: the issuance of ~160 million shares of CUI Global stock; $30 million in cash; a $45 million 1-year unsecured sellers note; the assumption of $15 million of sellers outstanding secured debt and an earn-out payable over 5 years of up to $200 million, depending on certain specific performance criteria. Closing the transaction is subject to completion of due diligence, negotiation of a definitive merger agreement, customary closing conditions and the approval of CUI Global shareholders. Upon completion of the transaction, CUI Global shareholders will own approximately 15% of the stock of the combined company. The parties contemplate entering into a definitive agreement in connection with the transaction on or before June 1st, 2019.

CUI Global expects to finance the cash contribution of the transaction through debt financing. The Company is being assisted and represented by B. Riley FBR, Inc.; the selling companies are represented by Sanjiv Shah and David Faherty of Simmons Energy | A Division of Piper Jaffray.

1Conglin Xu, “US oil, gas industry capital spending to increase in 2018,” Oil and Gas Journal, March 5, 2018.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com.

About the Proposed Acquisition Targets

Target 1 provides critical maintenance and repair services to downstream and midstream companies in the oil & gas industries. Services include scheduled turnarounds and emergency outages; piping and welding and tower installation and replacement. Customers include Fortune 100 and 500 energy companies such as: ExxonMobil and Motiva.

Target 2 is a diversified infrastructure services provider supporting utility, oil and gas and other industries with power generation and electrical installation and construction services. Customers include Fortune 100 and 500 companies such as: BP, OG+E, Noble Energy, and more.

Target 3 is an industrial services firm focused on insulation and related services across a wide range of industries throughout North America and the Caribbean. Customers include: KBR, Kiewit, Gulf Island Fabrication, and others.

Target 4 is a wireless telecommunications firm focused on site acquisition activities and construction for the wireless industry that operates in the Southeastern United States and Puerto Rico. Customers include: AT+T, MasTec, Nokia, Verizon, and more.

Important Cautions Regarding Forward Looking Statements

The release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although CUI believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. We may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other risk factors, which could materially affect us and our operations, are included in our Annual Report on Form 10-K and other filings with the SEC, including the Form 8-K to which this press release is attached, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. We take no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company.

Media Contact:	External IR Counsel:
CUI Global, Inc.	LHA Investor Relations
Jeff Schnabel	Sanjay M. Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

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